Morgan Stanley Series Funds
Morgan Stanley Commodities Alpha Fund
522 Fifth Avenue
New York, New York 10036
November 30, 2009
VIA EDGAR
Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C. 20549

Attn:	Larry L. Greene, Division of Investment Management Mail Stop 0505

Re:	Morgan Stanley Series Funds — Morgan Stanley Commodities Alpha Fund
Securities Act File No. 333-143505
Investment Company Act File No. 811-22075
Registration Statement on Form N-1A: Post-Effective Amendment No. 13
Dear Mr. Greene:
In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), Morgan Stanley Series Funds (the “Trust”), on behalf of Morgan Stanley Commodities Alpha Fund, a series of the Trust, hereby requests that the effectiveness for the above-referenced Registration Statement on Form N-1A be accelerated to November 30, 2009. The Trust hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.
Very truly yours,

/s/ Edward Meehan
Name:	Edward Meehan
Title:	Assistant Secretary

Morgan Stanley Distributors Inc.
522 Fifth Avenue
New York, New York 10036
November 30, 2009
VIA EDGAR
Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C. 20549

Attn:	Larry L. Greene, Division of Investment Management Mail Stop 0505

Re:	Morgan Stanley Series Funds — Morgan Stanley Commodities Alpha Fund
Securities Act File No. 333-143505
Investment Company Act File No. 811-22075
Registration Statement on Form N-1A: Post-Effective Amendment No. 13
Dear Mr. Greene:
In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), Morgan Stanley Distributors Inc., the distributor of Morgan Stanley Commodities Alpha Fund (the “Distributor”), a series of Morgan Stanley Series Funds (the “Trust”), hereby requests that the effectiveness for the above-referenced Registration Statement on Form N-1A be accelerated to November 30, 2009. The Distributor hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.
Very truly yours,

/s/ Douglas C. Mangini
Name:	Douglas C. Mangini
Title:	President